Exhibit 4.7

FUSION FUEL GREEN PLC

The Victorians

15-18 Earlsfort Terrace, Saint Kevin’s

Dublin 2, D02 YX28, Ireland

October 9, 2024

Hydrogenial S.A.

Carrer Pau Casals, 10

500 Andorra la Vella

E-mail: swiss.security.zurich@gmail.com

Attn: Norbert Binder

Re: Amendment to Subscription Agreement Closing Date

Ladies and Gentlemen:

Reference is hereby made to that certain Subscription Agreement, dated August 28, 2024 (the “Subscription Agreement”), between Fusion Fuel Green Plc (the “Company”) and Hydrogenial S.A. (“Hydrogenial”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Subscription Agreement.

Pursuant to Section 3 of the Subscription Agreement, the Closing was originally to take place on September 30, 2024. The parties hereby agree that the Closing shall now take place on October 22, 2024. Except as set forth herein, all terms of the Subscription Agreement remain in full force and effect.

Hydrogenial informed the Company that the delay is due to a new closure date from a transaction they are engaged in with a Taiwanese counterpart that will close by October 18, 2024.

Sincerely,

FUSION FUEL GREEN PLC

By:	/s/ Frederico Figueira de Chaves
Name: Frederico Figueira de Chaves
Title: Chief Executive Officer

ACCEPTED AND AGREED:

HYDROGENIAL S.A.

By:	/s/ Norbert Bindner
Name: Norbert Bindner
Title: Chief Executive Officer